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                                                                    Exhibit (12)

                           THE McGRAW-HILL COMPANIES, INC.
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   Years Ended December 31
                                                         --------------------------------------------------------------------------
                                                           1998            1997            1996            1995              1994
                                                           ----            ----            ----            ----              ----
                                                                                 (In thousands of dollars)
Earnings
   Earnings from continuing operations
     before income tax expense and
     extraordinary item, net of
     taxes (a)(e)                                        $ 553,320       $ 465,873       $ 809,705       $ 382,126        $ 341,816
   Fixed charges                                            79,618          83,840          77,563          90,382           83,219
   Capitalized interest                                         --              --              --            (421)            (353)
                                                         ---------       ---------       ---------       ---------        ---------
     Total Earnings                                      $ 632,938       $ 549,713       $ 887,268       $ 472,087        $ 424,682
                                                         =========       =========       =========       =========        =========

   Earnings from continuing
     operations before income
     tax expense, extraordinary
     and other unusual items
     (a)(b)(c)(d)(e)                                     $ 542,633       $ 478,622       $ 415,974       $ 382,126        $ 341,816
   Fixed charges                                            79,618          83,840          77,563          90,382           83,219
   Capitalized interest                                         --              --              --            (421)            (353)
                                                         ---------       ---------       ---------       ---------        ---------
     Total Earnings                                      $ 622,251       $ 562,462       $ 493,537       $ 472,087        $ 424,682
                                                         =========       =========       =========       =========        =========

   Fixed Charges(d)(e)
     Interest expense                                    $  51,857       $  56,771       $  51,347       $  63,832        $  55,650
     Portion of rental payments
      deemed to be interest                                 27,761          27,069          26,216          26,550           27,569
                                                         ---------       ---------       ---------       ---------        ---------
     Total Fixed Charges                                 $  79,618       $  83,840       $  77,563       $  90,382        $  83,219
                                                         =========       =========       =========       =========        =========

   Ratio of Earnings to Fixed charges:

     Earnings from continuing
     operations before income tax
     expense and extraordinary item,
     net of taxes (d)                                         7.9x            6.6x           11.4x            5.2x             5.1x

     Earnings from continuing
     operations before income tax
     expense, extraordinary and other
     unusual items (a)(b)(c)(d)                               7.8x            6.7x            6.4x            5.2x             5.1x

(a) All earnings amounts exclude the impact from the early extinguishment of $155 million of the company's 9.43% notes in 1998

(b) Excludes a $26.7 million gain on the sale of a building at 65 Broadway and a $16.0 million charge for the write-down of assets at the Continuing Education Center recorded in 1998.

(c) Excludes a $33.2 million pre-tax one-time provision for real estate write-downs related to the consolidation of office space in New York City and a $20.4 million pre-tax gain on the sale of Datapro Information Services recorded in 1997.


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(d)   On October 15, 1996, the company completed the exchange of its
      Shepard's/McGraw-Hill legal publishing unit for the Times Mirror Higher Education Group. The 1996 results exclude a pre-tax gain of $418.7 million and a one-time charge of $25 million for costs of integrating the company's College division with the acquired higher education business.

(e) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt, and (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense.


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